Exhibit 4.5

JOHN HANCOCK LIFE INSURANCE COMPANY

AND

JPMORGAN CHASE BANK, N.A.

as Trustee

THIRD SUPPLEMENTAL INDENTURE

dated as of July 8, 2005

to

INDENTURE

dated as of June 15, 2002

SIGNATURENOTES(SM)

(SM)SERVICE MARK OF JOHN HANCOCK LIFE INSURANCE COMPANY

THIS THIRD SUPPLEMENTAL INDENTURE dated as of July 8, 2005 (the “Third Supplemental Indenture”), between JOHN HANCOCK LIFE INSURANCE COMPANY, a stock life insurance company duly organized and existing under the laws of the Commonwealth of Massachusetts (hereinafter sometimes called the “Company”), and JPMORGAN CHASE BANK, N.A., a national banking association (formerly JPMorgan Chase Bank), as trustee hereunder (the “Trustee”), supplements the Indenture dated as of June 15, 2002 between the parties hereto (the “Base Indenture”), as previously supplemented by the Supplemental Indenture dated as of January 16, 2003 (the “First Supplemental Indenture”) and the Second Supplemental Indenture dated as of July 8, 2005 (the “Second Supplemental Indenture” and, together with the Base Indenture, the First Supplemental Indenture and any further supplements from time to time executed and delivered in accordance with the terms of the Base Indenture, the “Indenture”). Capitalized terms used herein which are not defined shall have the meaning set forth in the Indenture.

WITNESSETH:

WHEREAS, Manulife Financial Corporation (the “Guarantor”) is the indirect owner of all of the Company’s outstanding stock;

WHEREAS, the Guarantor has executed a Subordinated Old Note Guarantee dated as of July 8, 2005 (the “Subordinated Old Note Guarantee”) unconditionally guaranteeing the full and punctual payment when due of all amounts payable by the Company on all Old Notes (defined below) that are issued subject to the Subordinated Old Note Guarantee;

WHEREAS, the Company has duly authorized the execution and delivery of this Third Supplemental Indenture to facilitate the implementation of the Subordinated Old Note Guarantee; and

WHEREAS, all acts and things necessary to constitute this Third Supplemental Indenture a valid agreement of the Company according to its terms, have been done and performed;

NOW, THEREFORE: In order to specify certain matters relating to the Subordinated Old Note Guarantee, and in consideration of the premises and of the sum of one dollar to it duly paid by the Trustee at the execution of these presents, the receipt whereof is hereby acknowledged, the Company covenants and agrees with the Trustee, for the benefit of the respective holders from time to time of the Old Notes, as follows:

ARTICLE 1

SUBORDINATED OLD NOTE GUARANTEE

Section 1.1. Amendments to Indenture Definitions. Section 1.01 of the Indenture, as previously amended by the Second Supplemental Indenture, is hereby amended as follows:

(a) The definition of “Guarantor” is amended to read as follows:

“GUARANTOR: The term “Guarantor” shall mean Manulife Financial Corporation, as guarantor under the Subordinated New Notes Guarantee or the Subordinated Old Note Guarantee, as applicable, or any successor thereto by law or in accordance with the terms of the Subordinated New Notes Guarantee or Subordinated Old Note Guarantee, as applicable.”

(b) The following definitions are added:

“OLD NOTES: The term “Old Notes” shall refer to Notes issued prior to July 8, 2005.

SUBORDINATED OLD NOTE GUARANTEE: The term “Subordinated Old Note Guarantee” shall mean the Subordinated Old Note Guarantee dated as of July 8, 2005 from the Guarantor to the Trustee and the holders of Old Notes.”

Section 1.2. Subordinated Old Note Guarantee. Article Four of the Indenture is amended by inserting the following Section 4.06:

“SECTION 4.06. SUBORDINATED OLD NOTE GUARANTEE. Amounts payable by the Company on the Old Notes or, with respect to the Old Notes, under this Indenture shall be irrevocably and unconditionally guaranteed by the Guarantor as provided in the Subordinated Old Note Guarantee.”

Section 1.3. Rights under Subordinated Old Note Guarantee. The last paragraph of Section 6.02 of the Indenture, as inserted by the Second Supplemental Indenture, is amended by replacing such paragraph with the following paragraph:

“Without limiting any of the Trustee’s rights hereunder or thereunder, in the case of an Event of Default the Trustee may in its discretion exercise its rights under the Subordinated New Notes Guarantee and/or the Subordinated Old Note Guarantee or take such action as the Trustee shall deem most effectual to enforce any of its rights or any of the Guarantor’s obligations under the Subordinated New Notes Guarantee and/or the Subordinated Old Note Guarantee. No amounts collected by the Trustee under the Subordinated New Notes Guarantee shall be applied to the payment of any Notes that are not subject to the Subordinated New Notes Guarantee. No amounts collected by the Trustee under the Subordinated Old Note Guarantee shall be applied to the payment of any Notes that are not subject to the Subordinated Old Note Guarantee.”

Section 1.4. Proceedings on Subordinated New Notes Guarantee or Subordinated Old Note Guarantee . Section 6.04 of the Indenture, as amended by the Second Supplemental Indenture, is further amended to read as follows:

“SECTION 6.04. PROCEEDINGS BY NOTEHOLDERS. No holder of any Note of any series shall have any right by virtue or by availing of any provision of this Indenture to institute any action or proceedings at law or in equity or in bankruptcy or otherwise, upon or under or with respect to this Indenture or for the appointment of a receiver or trustee, or for any other remedy hereunder or, subject to the next paragraph, the Subordinated New Notes Guarantee or Subordinated Old Note Guarantee, unless (a) such holder previously shall have given to the Trustee written notice of an Event of Default and of the continuance thereof, as hereinbefore provided; (b) the holders of not less than twenty-five percent in aggregate principal amount of the Notes of such series then outstanding shall have made written request upon the Trustee to institute such action or proceedings in its own name as trustee hereunder; (c) such holder or holders shall have offered to the Trustee such indemnity satisfactory to it against the costs, expenses and liabilities to be incurred therein or thereby; (d) the Trustee for sixty days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such action or proceedings; and (e) no direction inconsistent with such written request shall have been given to the Trustee pursuant to Section 6.06; it being understood and intended, and being expressly covenanted by the taker and holder of every Note with every other taker and holder and the Trustee, that no one or more holders of Notes of any series, shall have any right in any manner whatever by virtue or by availing himself of any provision of this Indenture to affect, disturb or prejudice the rights of any other holder of Notes of such series, or to obtain or seek to obtain priority over or preference to any other such holder or to enforce any right under this Indenture, except in the manner herein provided and for the equal, ratable and common benefit of all holders of Notes of such series. For the protection and enforcement of the provisions of this Section, each and every Noteholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Notwithstanding any other provisions in this Indenture, however, the right of any holder of any Note to receive payment of the principal of and interest, premium and Additional Amounts, if any, on such Note (whether from the Company or, if such Note is subject to the Subordinated New Notes Guarantee or the Subordinated Old Note Guarantee, from the Guarantor), on or after the respective due dates expressed or provided for in such Note, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder. With respect to Discount Notes, principal shall mean the Amortized Face Amount thereof or such other amount as shall be due and payable as specified in the terms of the Notes.

Section 1.5. Discharge of Subordinated Old Note Guarantee. (a) Section 13.01 of the Indenture, as previously amended by the Second Supplemental Indenture, is further amended by inserting at the end thereof the following sentence:

“If the Company, at its option, with respect to a series or Tranche of Old Notes satisfies the conditions of this Section 13.01, then the Guarantor shall be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the Subordinated Old Note Guarantee with respect to the Old Notes of such series or Tranche and to have satisfied all the obligations under this Indenture relating to the Old Notes of such series or Tranche and, upon such occurrence, upon request and at the expense of the Guarantor, the Trustee shall deliver to the Guarantor a proper instrument acknowledging the discharge of the Guarantor’s obligations under the Subordinated Old Note Guarantee with respect to the applicable series or Tranche of Old Notes.

(b) Section 13.05 of the Indenture, as previously amended by the Second Supplemental Indenture, is amended by inserting at the end thereof the following sentence:

“If the Company, at its option, with respect to a series or Tranche of Old Notes satisfies the conditions of this Section 13.05 for the deemed payment and discharge of the entire indebtedness on all outstanding Old Notes of such series or Tranche, then the Guarantor shall be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the Subordinated Old Note Guarantee with respect to the Old Notes of such series or Tranche and to have satisfied all the obligations under this Indenture relating to the Old Notes of such series or Tranche and, upon such occurrence, upon request and at the expense of the Guarantor, the Trustee shall deliver to the Guarantor a proper instrument acknowledging the discharge of the Guarantor’s obligations under the Subordinated Old Note Guarantee with respect to the applicable series or Tranche of Old Notes.”

Section 1.6. Form of Old Notes Unaffected. Old Notes shall be subject to the Subordinated Old Note Guarantee notwithstanding the absence of a reference to the Subordinated Old Note Guarantee in such Notes.

ARTICLE 2

MISCELLANEOUS

Section 3.1. Benefits of Third Supplemental Indenture Restricted to Parties and Holders. Nothing in this Third Supplemental Indenture or in the Notes, expressed or implied, shall give or be construed to give to any person, other than the parties hereto and their successors and the holders of the Notes, any legal or equitable right, remedy or claim under this Indenture or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their successors and of the holders of the Notes.

Section 3.2. Provisions Binding on Company’s Successor. All the covenants, stipulations, promises and agreements in this Third Supplemental Indenture contained by or in behalf of the Company shall bind its successors and assigns, whether so expressed or not.

Section 3.3. Trust Indenture Act to Control. If and to the extent that any provision of this Third Supplemental Indenture limits, qualifies or conflicts with another provision included in this Third Supplemental Indenture by operation of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939 (an “incorporated provision”), such incorporated provision shall control.

Section 3.4. Execution in Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 3.5. New York Contract. This Third Supplemental Indenture and each Note shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of said State, regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law and except as may otherwise be required by mandatory provisions of law.

Section 3.6. Severability of Provisions. Any prohibition, invalidity or unenforceability of any provision of this Third Supplemental Indenture in any jurisdiction shall not invalidate or render unenforceable the remaining provisions hereto in such jurisdiction and shall not invalidate or render unenforceable such provisions in any other jurisdiction.

Section 3.7. Ratification and Incorporation of Indenture. As supplemented hereby, the Indenture is in all respects ratified and confirmed and the Indenture and this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument. The provisions of this Third Supplemental Indenture shall supersede the provisions of the Indenture to the extent the Indenture is inconsistent herewith.

Section 3.8. Trustee not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.

JPMorgan Chase Bank, N.A. hereby accepts the trusts in this Third Supplemental Indenture declared and provided, upon the terms and conditions hereinabove set forth.

IN WITNESS WHEREOF, JOHN HANCOCK LIFE INSURANCE COMPANY has caused this Third Supplemental Indenture to be signed by one of its Senior Vice Presidents or one of its Vice Presidents, and its corporate seal to be affixed hereunto, and the same to be attested by its Secretary or an Assistant Secretary; and JPMorgan Chase Bank, N.A. has caused this Third Supplemental Indenture to be signed, and its corporate seal to be affixed hereunto, and the same to be attested by its duly authorized officers, all as of the day and year first above written.

JOHN HANCOCK LIFE INSURANCE COMPANY
[Corporate Seal]

Attest:	/s/ Jennifer Tansey	By:	/s/ Ronald J. McHugh
	Jennifer Tansey	Name:	Ronald J. McHugh
	Assistant Secretary	Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A., as Trustee
[Corporate Seal]

Attest:	/s/ Diane Darconte	By:	/s/ James D. Heaney
	Diane Darconte	Name:	James D. Heaney
	Trust Officer	Title:	Vice President